Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ramaco Resources, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Ramaco Resources, Inc. on Forms S-3 (File No. 333-274324 and File No. 333-261228) and Forms S-8 (File No. 333-215913 and 333-265384).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 17, 2025